Exhibit 10.3

Textron Financial Corporation                         1180 Welsh Road, Suite 280
Subsidiary of Textron Inc.                                North Wales, PA  19454
Technology Finance Division                                       (877) 257-1010

April 11, 2003

Mr. Ted Li, President
Pacific Magtron, Inc.
1600 California Circle
Milpitas, CA 95035

RE: Conditional Approval Letter - Credit Line for Inventory Financing

Dear Mr. Li:

We are pleased to inform you that the Technology Finance Division of Textron Financial Corporation (Textron) has conditionally approved an inventory financing facility of Three Million Five Hundred Thousand Dollars ($3,500,000.00). The conditions of approval are listed on the enclosed Acknowledgement. Please take a moment to complete the forms and return them so that we may service your account in the most efficient way possible.

As an experienced leader in the field of inventory finance, Textron appreciates the opportunity to offer this facility. Whether it's inventory, accounts receivable, or purchase order financing, Textron offers a full complement of programs that provide maximum financial flexibility.

Please review the enclosed Acknowledgement and documentation, and return to the address noted at the bottom of the form. Should you have any questions regarding this Conditional Approval Letter, please contact me at (877) 257-1010 ext. 5718. Once all conditions are received and your account is activated, your Portfolio Manager will be George Wright. If you have any questions concerning your facility, please call George at (877) 257-1010 ext. 5720. We look forward to a lasting relationship with you and your company. Thank you for choosing Textron as your inventory finance company.

Sincerely,


/s/ Patrick Smith
Patrick Smith
SVP, Credit and Operations Manager


cc: George Wright

Enclosures/mj

Acknowledgement

Conditions for Activation

These conditions will need to be satisfied prior to Pacific Magtron, Inc. using it's approved Textron facility in the amount of $3,500,000.00. Please execute the enclosed documents in full and forward, along with any other documentation requested, to the address at the bottom of this form.

-     Executed Acknowledgement;
-     Customer Application and Credit Release;
- Loan and Security Agreement, Certificate of Corporate Borrowing Resolutions, and Covenant Addendum;
- Broad lien UCC filing giving Textron a first priority lien on all corporate assets;
- Evidence of termination of UCC filings by Wells Fargo Bank, FINOVA Capital Corp., Transamerica Commercial Finance Corporation, GE Capital Commercial Services, and Micro Technology Concepts, Inc.;
- Full secured corporate guarantees from Pacific Magtron International Corp., Pacific Magtron (GA) Inc., PMI Capital Corporation, LiveWarehouse, Inc., Lea Publishing, Inc., and Frontline Network Consulting, Inc.
- Textron will issue a $1,000,000.00 Irrevocable Letter of Credit to the benefit of the International Bank of China.
- Ted Li and Hui Cynthia Lee have offered, and Textron has accepted, a personal guaranty on behalf of Pacific Magtron, Inc.;
- Textron will require the opportunity to view th personal financial statement of all guarantor(s);
- Textron will conduct a collateral audit within 60 days after funding. Recurring audits will be conducted at the discretion of Textron, and at least semi-annually. The actual costs of all collateral audits, capped at $2,000 per audit, will be fully and immediately reimbursed by the borrower;
- Verifications of accounts receivable prior to funding. Pacific Magtron must provide detailed A/R agings with names, numbers, and contact information;
-     Insurance Authorization;
-     Select Pay Form, along with a voided check;
-     Web Site documents: Internet registration and log;
-     Satisfactory Bank and Trade References;
- Facility fee of $35,000, due upon acceptance of Textron of the signed documents;
- Satisfactory assignment, or pledge, of cash to Textron in an amount no less than $250,000.

Ongoing Conditions

These conditions are a continuing part of the approval granted under your new facility.

- Monthly collateral reports of accounts receivable, accounts payable, and inventory reports within 15 days of month-end. These may be provided in summary at the end-user level (alphabetically listed), and should be provided for all locations aged out in 30-day increments from invoice date. In the event of default, or at TFD's discretion, reporting requirements may be increased.

- Monthly company-prepared financial statements o PMI within 15 days of each month-end.

- Quarterly SEC form 10-Q, including company- prepared financial statements of Pacific Magtron International Corp. within 45 days after each quarter-end.
- Annual internal FYE financial statement of Pacific Magtron, Inc. within 30 days of each fiscal year- end.
- Annual SEC form 10-K and audited fiscal financial statements from Pacific Magtron International Corp. within 90 days of each fiscal year-end.
- Evidence of Casualty insurance at a level sufficient to cover average inventory levels plus net fixed assets, accompanied by a Lender's Loss Payable clause favoring Textron Financial Corporation.
- Written notification from borrower of any material changes in the parent business structure, including investment or divestiture in any subsidiaries.
-     Annual insurance renewals.
- Textron will reserve the right to view the personal financial statements of the guarantors at least annually.

Terms

The terms under which such financing will be provided to you are up to net 30 days. Please note any products not rate supported by the Vendor will be subject to a non-subsidy "prepaid" flat charge at the prevailing rate. Any invoice not paid within the periods listed above will be charged at a default interest rate of Prime Rate plus six percentage points from the due date until payment is received. From time to time, Textron may offer different approved vendor programs and terms to you after notice.

Textron maintains a common due date program. All payments are due in our office on the due dates of the 5th, 15th, and 25th of each month.

Textron will require a minimum monthly floorplan volume of One Million Dollars ($1,000,000.00). On a monthly basis, beginning June 1, 2003, Textron will charge a fee of 0.25% on any amounts below the requirement.

We will require you to maintain collateral coverage equal to 120% of your Textron loan balance. To the extent that the sum of: (i) eligible accounts receivable times 70%, plus (ii) 90% of the Textron- financed inventory, plus
(iii) 100% of any cash assigned or pledged to Textron, is less than (iv) the Textron loan balance as of the date of the accounts receivable aging and inventory report, an immediate prepayment will be required on the Textron loan balance. Textron reserves the right to adjust collateral reliance rates at its sole discretion.

Offset against payments to your account are not to be made unless authorized by Textron. Any unauthorized offsets will be charged the default interest rate noted.

Financial Covenants

Textron will require compliance with the following financial covenants:

Pacific Magtron, Inc.                                                                                                   Tested:
                                                                                                                     -------------
        Minimum current ratio of 1.0 to 1.0                                                                            Quarterly
        Maximum leverage (Unsubordinated Debt / Tangible Capital Funds) of 5.0 to 1.0                                  Quarterly
        Positive EBITDA on a year-to-date basis                                                                        Quarterly
        Minimum Tangible Capital Funds of $2,500,000                                                                   Quarterly
        No additional intercompany loans without Textron's prior written consent, specifically excluding accounts      Quarterly
        receivable and accounts payable generated in the normal course of business.
        120% collateral coverage at all times                                                                          Monthly

Pacific Magtron International Corp.
        Minimum current ratio of 1.0 to 1.0                                                                            Quarterly
        Maximum leverage of 6.0 to 1.0                                                                                 Quarterly
        Minimum Tangible Capital Funds of $2,500,000                                                                   Quarterly

Other Considerations

Additional documentation or conditions may be requested from time to time. Full compliance with the terms and conditions of the Loan and Security Agreement must be maintained. Textron reserves the right to discontinue this inventory financing at any time at our sole discretion.

If the Credit Line for Inventory Financing is not activated within 60 days from the date of the issuance of this letter, then the Conditional Approval will be withdrawn.

Please return the information requested, as well as a signed copy of the Acknowledgement Letter, to the following address:

Textron Financial Corporation                    Acknowledged and Accepted:
Attn: SVP - Credit & Operations
1180 Welsh Road, Suite 280                   By:         /s/ Theodore S. Li
North Wales, PA 19454                                    -----------------------

                                             Print Name: Theodore S. Li

                                             Title:      President

                                             Date:       April 14, 2003